CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 407 and Amendment No. 410 to the Registration Statement on Form N-1A of EA Series Trust and to the use of our report dated September 27, 2024 on the financial statements and financial highlights of Strive 500 ETF, Strive Mid-Cap ETF, Strive Small-Cap ETF, Strive 1000 Growth ETF, Strive 1000 Value ETF, Strive 1000 Dividend Growth ETF, Strive U.S. Energy ETF, Strive U.S. Semiconductor ETF, Strive Natural Resources and Security ETF, Strive Emerging Markets Ex-China ETF, Strive International Developed Markets ETF, Strive Total Return Bond ETF and Strive Enhanced Income Short Maturity ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 26, 2024